                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a party other than the registrant  [_]

Check the appropriate box:

[_]  Preliminary proxy statement

[X]  Definitive proxy statement

[_]  Definitive additional materials

[_]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                DEERE & COMPANY
                                ---------------
                (Name of Registrant as Specified in Its Charter)

                          FRANK S. COTTRELL, SECRETARY
                          ----------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 14a-6(i)(1).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined)

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

                                DEERE & COMPANY
                                JOHN DEERE ROAD
                            MOLINE, ILLINOIS 61265

                           -------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 28, 1996

The annual meeting of stockholders of Deere & Company will be held at the principal office of the Company, on John Deere Road, near Moline, Rock Island County, Illinois, on Wednesday, February 28, 1996 at 10:00 A.M. to:

  1.Elect directors.

  2.Consider and vote upon the amendment of the 1991 John Deere Stock Option
  Plan.

  3.Consider and vote upon the amendment of the John Deere Restricted Stock
  Plan.

  4.Transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on December 31, 1995 are enti-tled to vote at the meeting.

To be sure that your shares are represented at the meeting, please vote, sign, date and promptly mail the enclosed proxy card in the envelope provided for this purpose.

                                              For the Board of Directors,

                                       LOGO
                                                    Frank S.
                                                    Cottrell
                                                        Secretary

Moline, Illinois
January 12, 1996


                                     LOGO

                                PROXY STATEMENT
-------------------------------------------------------------------------------

TO THE STOCKHOLDERS: The Board of Directors of Deere & Company solicits your proxy, and asks that you vote, sign, date and promptly mail the enclosed proxy card for use at the annual meeting of stockholders to be held February 28, 1996, and at any adjournment of such meeting. Whether you own few or many shares, your proxy is important in helping to achieve good representation at the meeting. If you wish, at any time before your proxy is voted, you may re-voke it by written notice to the Company, or by delivery of a later dated proxy, or by voting in person at the meeting. The shares represented by all properly executed proxies will be voted as specified by you. In the absence of direction, properly executed proxies will be voted for the nominees to the Board set forth below, for the amendment of the 1991 John Deere Stock Option Plan and for the amendment of the John Deere Restricted Stock Plan.

  The holders of a majority of the Company's outstanding shares, present in person or by proxy, are required for a quorum at the meeting. The Company had 262,301,214 shares of common stock outstanding on December 31, 1995. Each share has one vote on each matter to be voted on at the meeting and one vote for each directorship to be filled on the Board of Directors.

  THE COMPANY'S STOCK SPLIT THREE-FOR-ONE ON NOVEMBER 17, 1995. SHARE AMOUNTS AND PRICES REPORTED IN THIS PROXY STATEMENT REFLECT THE THREE-FOR-ONE SPLIT. SHARE AND OPTION AMOUNTS, SHARE PRICES, AND EXERCISE PRICES OF STOCK OPTIONS AND SARS REPORTED FOR DATES PRIOR TO THE STOCK SPLIT HAVE ALSO BEEN ADJUSTED TO REFLECT THE EFFECTS OF THE STOCK SPLIT.

  If any nominee is unable or declines to accept nomination or election for any reason, the persons designated in your proxy may vote for a substitute.

  A plurality of the votes cast at the meeting is required to elect directors. The affirmative vote of a majority of the shares of stock present or repre-sented by proxy and entitled to vote is required for the approval of the com-pensation plan proposals. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will have no effect on the outcome of the election of directors, and will have the same effect as a vote against the two compensation proposals. Broker non-votes will have no effect on the out-come of the election of directors or the two compensation proposals.

  It is the policy of the Company that shareholders be provided privacy in voting. All proxy cards and ballots that identify votes of stockholders are held confidential, except: (i) as may be necessary to meet applicable legal requirements; (ii) to allow independent third-parties to solicit, receive, tabulate, and certify the results of the vote; (iii) in cases where sharehold-ers write comments on their proxy cards; and (iv) in contested proxy solicita-tions in which the opposing party does not also agree to comply with this pol-icy. The tabulator of the votes and at least one of the inspectors of the election are independent of the Company, its officers and directors. The tabu-lator, the Company's proxy solicitation agent and the inspectors of the elec-tion, including those who are Company employees, are required to sign confi-dentiality agreements which prohibit disclosure of votes to the Company.

  Stockholders of record at the close of business on December 31, 1995 are en-titled to vote. This notice of meeting, proxy statement and proxy card are be-ing mailed to stockholders on or about January 12, 1996.

                             ELECTION OF DIRECTORS
-------------------------------------------------------------------------------

  Three directors are to be elected for terms expiring at the annual meeting in 1999. The persons named below were recommended by the Nominating Committee and nominated by the Board of Directors. Their principal occupations during the past five or more years, positions with the Company, directorships in other companies, ages, and beneficial ownership of shares and of exercisable options to purchase shares of the Company at December 31, 1995 appear in that order after their names. As used below "restricted stock" refers to non-trans-ferable stock, issued pursuant to the John Deere Restricted Stock Plan, the John Deere Equity Incentive Plan or the Nonemployee Director Stock Ownership Plan, which is subject to risk of forfeiture if certain conditions are not met. No nominee owned beneficially more than .1% of the shares outstanding on December 31, 1995.

             NOMINEES FOR TERMS EXPIRING AT ANNUAL MEETING IN 1999

  Mr. John R. Block President of National-American Wholesale Grocers' Associa-tion since 1986; prior thereto, United States Secretary of Agriculture. Direc-tor of Deere & Company since 1986; Chair of Audit Review Committee and member of Executive and Pension Plan Oversight Committees. Director of Arcadian Part-nership, L.P., and Purina Mills, Inc. Age 60. Shares owned, 2,400 (includes 1,800 shares of restricted stock).

  Prof. Regina E. Herzlinger Nancy R. McPherson Professor of Business Adminis-tration at the Harvard Business School. Director of Deere & Company since 1993; Chair of Pension Plan Oversight Committee and member of Audit Review and Executive Committees. Director of Cardinal Health, Inc., C. R. Bard, Inc., Manor Care, Inc. and Schering-Plough Corporation. Age 52. Shares owned, 2,100 (includes 1,800 shares of restricted stock).

  Dr. Arnold R. Weber Chancellor of Northwestern University, Evanston, Illi-nois since 1995; prior thereto, President. Director of Deere & Company since 1994; member of Committee on Compensation and Pension Plan Oversight Commit-tee. Director of Aon Corporation, Burlington Northern Santa Fe Corporation, Inland Steel Industries, Inc., Pepsico, Inc. and Tribune Company. Age 66. Shares owned, 1,500 (includes 900 shares of restricted stock).

        APPROVAL OF AMENDMENT OF THE 1991 JOHN DEERE STOCK OPTION PLAN
-------------------------------------------------------------------------------

DESCRIPTION OF THE AMENDMENT.

  Subject to the approval of the stockholders, the Board of Directors, on the recommendation of its Committee on Compensation (the "Committee"), has amended the 1991 John Deere Stock Option Plan (for purposes of this section of the proxy statement, the "Plan"). The amendment and the Plan are described below and in the Plan Benefit table that follows. The amendment is being submitted to the stockholders for their approval, which requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the meeting. The proposed amendment extends the period for grants to eligible em-ployees under the Plan to December 31, 2000, increases by 10,500,000 the num-ber of shares for which stock options and stock appreciation rights may be granted under the Plan, clarifies the definition of the Board Committee that administers the Plan, and limits to 900,000 the number of shares for which op-tions and stock appreciation rights can be granted to any participant in any calendar year.

  The amendment, if approved, will continue a stock option program that has been in effect since 1960. The Board of Directors is of the opinion that the program and Plan have helped the Company compete for, motivate and retain high caliber executive, administrative and professional employees, and that it is in the best interests of the Company, and its shareholders, to amend the Plan as proposed. Consistent with the Company's compensation objectives, rewards under the Plan are dependent on those factors which directly benefit the Company's stockholders, dividends paid and appreciation in the market value of Company stock.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE 1991 JOHN DEERE STOCK OPTION PLAN.

DESCRIPTION OF THE 1991 JOHN DEERE STOCK OPTION PLAN.

  The Plan was approved by the stockholders in 1991. The Plan authorizes the granting of both "incentive" options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") (see Federal Income Tax Consequences below), as well as options which do not qualify for the special tax treatment applicable to incentive options (nonstatutory options).

  Purpose. The purpose of the Plan is to increase personal participation in the continued growth and financial success of the Company by executive, admin-istrative and professional employees of the Company and its subsidiaries, in-cluding employees who are directors and officers of the Company. Approximately 640 key employees, including ten executive officers, participated in the Plan in December 1995, and would continue to be eligible under the Plan as proposed to be amended. If the amendment had been in effect with respect to 1995, the number of options granted and participants would have been unchanged.

  Administration. The Plan is administered by and under the direction of the Committee, which shall be comprised of two or more "outside directors" of the Company, within the meaning of Section 162(m) of the Code and each of whom are "disinterested persons" as defined in Rule 16b-3(c)(2)(i) under the Securities Exchange Act of 1934 (the "Exchange Act"). The Committee has the authority to interpret the Plan and its determinations are final and conclusive.

  Operation. The Plan authorizes the Committee from time to time on or prior to December 31, 2000 to make grants to key employees of options to purchase shares of common stock of the Company, exercisable at a price of not less than fair market value of the shares at the date of grant.

  The Plan also authorizes the Committee to make grants of stock appreciation rights only in connection with options granted under the Plan, exercisable in lieu of exercise of the related option. Such a right will entitle the grantee to receive, in the discretion of the Committee and without payment to the Com-pany:

    (i) a number of shares equal in value (determined at the date of exer-cise) to the amount by which the fair market value at the date of exercise of the option shares for which the right is exercised exceeds the option exercise price of such shares, or

    (ii) cash in the amount of such value, or

    (iii) a combination of both.

Such rights may be granted either concurrently with the grant of options or subsequently. They will be subject to such terms, conditions, limitations and restrictions as may be attached to a particular right upon grant.

  The Plan initially permitted the issuance of options and stock appreciation rights covering 6,500,000 shares. A three-for-one stock split in the form of a dividend of the Company's shares in 1995 proportionately increased this limit to 19,500,000 shares. As of December 31, 1995, 5,714,261 of the shares previ-ously authorized for the Plan remain available for grant. The amendment, if approved, authorizes an additional 10,500,000 shares, or approximately 4.0% of all currently outstanding shares of the Company, for which options and rights could be granted during the proposed additional five year period. No individ-ual employee may receive grants of options and stock appreciation rights under the Plan with respect to more than 900,000 shares during any calendar year. The closing price of the common stock of the Company on December 31, 1995 was $35.25.

  The Committee will determine which employees are to receive options and rights, the numbers of shares for which options and rights are to be granted (subject to the Plan maximums), the duration of the options and rights (which shall not be more than ten years from the date of grant), the exercise price (which shall not be less than fair market value of the shares on the date of grant), and such other terms, conditions, limitations and restrictions as may be specified in the grant. Options and rights will become exercisable one or more years after the date of grant, as determined by the Committee. Subject to any conditions and limitations included at the time of grant, an option or stock appreciation right after becoming exercisable may be exercised in whole or in part at any time or times until they expire.

Stock purchased on exercise of an option may be paid for in cash or through surrender of Company shares which will be valued at their fair market value on the date of exercise. Except as permitted under certain rules of the Exchange Act, options and rights will not be transferable, other than by will or the laws of descent and distribution. Shares for which options and rights are no longer exercisable as a result of expiration, termination or cancellation will be available for subsequent grants.

  It is intended that the number of options granted will continue, as in the past, to be related to individual salaries, although this practice may be changed if the Committee believes that it is appropriate to do so to accom-plish the purpose of the Plan. It is also expected that the existing practice of making annual grants of options will be continued by the Committee.

  In the event of termination of employment because of death, stock options and stock appreciation rights may be exercised by the participant's benefi-ciary within twelve months after death. In the event of termination of employ-ment because of disability or full retirement, options and stock appreciation rights generally may be exercised by the participant within five years after the termination of employment. In the event of any other kind of termination, a participant's options and stock appreciation rights immediately expire.

  Amendment. The Committee or the Board may amend or discontinue the Plan at any time; provided, that no amendment that must be approved by the stockhold-ers of the Company in order to continue the qualification of the Plan under Rule 16b-3 of the Exchange Act and Section 162(m) of the Code, or to comply with other applicable law or the rules and regulations of any stock exchange or quotation system on which the common stock is traded shall be effective un-til the necessary stockholder approval is obtained. No such amendment or dis-continuance may impair any outstanding option or stock appreciation right without the consent of the holder. The Plan provides for adjustment of the op-tions, rights, and the shares subject to them in the event of a stock divi-dend, split or reclassification, or a merger or reorganization.

  Federal Income Tax Consequences. The following summarizes the Federal income tax consequences of the issuance and exercise of stock options and stock ap-preciation rights under the Plan as amended. The amendment also revises the Plan in order to preserve the Company's federal income tax deduction for com-pensation attributable to the Plan in 1996 and future years. The following discussion does not purport to be complete and does not cover, among other things, the state and local tax treatment associated with the grant and exer-cise of options.

  Nonstatutory Options and Stock Appreciation Rights. With respect to nonstat-utory options granted under the Plan, the Company understands that under ex-isting federal income tax law: (i) no income will be recognized to the optionee at the time of grant; (ii) upon exercise of an option, the optionee will be required to treat as ordinary compensation income the difference be-tween the option price and fair market value of the stock purchased on the date of exercise, and the Company will be entitled to a deduction equal to such amount; and (iii) assuming the shares received upon exercise of such op-tion constitute capital assets in the optionee's hands, any gain or loss upon disposition of the shares (measured by reference to the fair market value of the shares on the date of exercise) will be treated as capital gain or loss, which will be long-term if the shares have been held longer than one year.

  With respect to stock appreciation rights granted under the Plan, the Com-pany understands that: (i) no income will be recognized to the grantee at the time of grant; and (ii) upon exercise of a stock appreciation right, the grantee must treat the cash and the fair market value of any stock received upon such exercise as ordinary income.

  Incentive Stock Options. Incentive options under the Plan are intended to constitute "incentive stock options" under Section 422 of the Code. The Com-pany understands that, if shares purchased pursuant to the exercise of an in-centive stock option for cash are not disposed of by the optionee within two years from the date of grant of the option or within one year after the transfer of the shares to him, then for federal income tax purposes: (i) no in-come will be recognized to the optionee upon either the grant or the exercise of the option; (ii) any gain or loss will be recognized to the optionee only upon ultimate disposition of the shares, and assuming the shares constitute capital assets in the optionee's hands, will be treated as long-term capital gain or loss; and (iii) the Company will not be entitled to a federal income tax deduction in connection with the grant or the exercise of the option. The difference between the option price and the fair market value of the shares ac-quired upon exercise of such an option is considered an item of adjustment for purposes of the Alternative Minimum Tax under the Code.

  The Company further understands that, if the optionee disposes of the shares acquired by exercise of an incentive stock option before the expiration of the required holding period, the optionee must treat as ordinary income in the year of such disposition an amount equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise or the selling price. The balance of the optionee's gain on such disposition, if any, will be taxed as capital gain. The Company will be entitled to a deduc-tion in the year of the disposition equal to the amount of ordinary income rec-ognized to the optionee.

  Exercise by Delivery of Previously Acquired Shares. Generally, no gain or loss will be recognized by an optionee upon the transfer to the Company of pre-viously acquired shares of common stock (the "Old Shares") in payment of all or a portion of the exercise price of shares of common stock acquired through the exercise of an option (the "New Shares"). The optionee's basis and holding pe-riod in the Old Shares are transferred to that number of New Shares that equals the number of Old Shares tendered in payment of the exercise price. Additional New Shares have a basis equal to any income recognized by the optionee on exer-cise plus any cash paid in payment of the exercise price. It should be noted that if Old Shares used to exercise an incentive stock option were themselves acquired upon exercise of an incentive stock option, the disposition of the Old Shares will be taxable generally in accordance with the rules discussed above if the Old Shares have not been held for the requisite holding period.

  Executive Officers, Directors and 10% Stockholders. In the case of optionees who are subject to Section 16(b) of the Exchange Act (executive officers, di-rectors and 10% stockholders), special rules under Section 83 of the Code may apply to change the timing and the measurement of the optionee's income and the deductions available to the Company.

  Tax Withholding. Under the Code, tax withholding by the Company is required with respect to the amount of compensation realized by optionees under the Plan. Under the Plan, the Company may permit the optionee to have the Company withhold all or a portion of the shares of the Company which the optionee ac-quires upon the exercise of an option to satisfy estimated or actual federal, state or local income taxes. Certain more restrictive withholding election pro-visions apply to executive officers who are subject to Section 16(b) of the Ex-change Act. The Company may also permit the optionee (under the current rules and regulations under the Exchange Act) to deliver other previously acquired shares (other than restricted stock) for the purpose of tax withholding.

  Accounting for Stock Appreciation Rights. In accordance with present account-ing rules, net increases and decreases in aggregate appreciation in quoted prices of shares on which stock appreciation rights are then outstanding, over the exercise prices of the options or rights (though not any depreciation in quoted prices below the relevant exercise prices), will be reflected in peri-odic statements of income, by charges or credits, respectively, to accrued com-pensation expense.

           APPROVAL OF AMENDMENT OF JOHN DEERE RESTRICTED STOCK PLAN
-------------------------------------------------------------------------------

DESCRIPTION OF THE AMENDMENT.

  Subject to the approval of the stockholders, the Board of Directors, on the recommendation of its Committee on Compensation (the "Committee"), has amended the John Deere Restricted Stock Plan (for purposes of this Section of the proxy statement, the "Plan"). The amendment and the Plan are described below and in the Plan Benefit table that follows. The amendment is being submitted to the stockholders for their approval, which requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the meeting. The proposed amendment extends the period for grants under the plan for up to an additional ten years by extending the allowable ending date for restriction periods to October 31, 2009. The Plan was approved by the stock-holders in 1989. As of December 31, 1995, 957,600 of the previously authorized shares (as adjusted for the stock split in 1995) remain available for grants under the Plan. No increase is proposed in the number of shares authorized for grants under the Plan.

  The amendment, if approved, will permit the Committee to continue to grant restricted stock awards under the Plan thereby providing long-term incentives to key employees who have the potential to successfully manage the business of the Company in the future. The Board of Directors is of the opinion that the Plan has helped the Company to motivate and direct the attention of key em-ployees to the long-term performance and success of the Company and that it is in the best interests of the Company and its shareholders to extend the Plan as proposed. Consistent with the Company's compensation objectives, grants un-der the Plan encourage key employees to identify with the interests of share-holders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE JOHN DEERE RESTRICTED STOCK PLAN.

DESCRIPTION OF THE JOHN DEERE RESTRICTED STOCK PLAN

  Purpose. The purpose of the Plan is to direct the attention of key employees of the Company to the long-term performance and success of the Company. The Plan is designed to reward and motivate key employees and to encourage identi-fication with the interests of shareholders.

  Administration. The Plan is administered by and under the direction of the Committee, none of whose members are to be eligible, nor at any time beginning one year prior to the time of appointment to the Committee are to have been eligible to receive restricted stock under the Plan. The Committee is autho-rized to interpret the Plan. The determinations of the Committee are final, binding and conclusive upon all persons.

  Operation. The Plan authorizes the Committee to make grants to key employ-ees, including employees who are directors and officers of the Company, of shares of common stock of the Company, subject to risks of forfeiture and other terms and conditions (the Restrictions) as provided by the Committee. The Committee establishes a date of lapse of Restrictions for each award grant. While the Restrictions remain in effect, the restricted stock is held by the Company. The participants receive any dividends and are entitled to vote the restricted stock.

  In the event of the death, total and permanent disability or normal retire-ment of a participant, the Restrictions attached to any award will lapse and the shares covered by such award will be delivered to the participant or the decedent's beneficiary. In the event of early retirement, the Committee has discretion to waive all or a portion of the Restrictions. In the event of any other kind of termination of employment, the participant's award is automati-cally forfeited and rescinded as to any stock then subject to Restrictions.

  The Committee may at any time accelerate the date of lapse of Restrictions as to all or part of any award. In the event of a change in control of the Company, the Restrictions shall lapse and the value of the awards may be paid to the participants in cash (at a "change of control price" as defined in the Plan). In the event of a potential change in control, upon a determination by the Committee or the Board of Directors that the Restrictions shall lapse, the Restrictions shall be deemed to lapse and the value of the awards may be paid to the participant in cash at such change of control price.

  A change of control is defined in the Plan generally to include any change of control required to be disclosed in a proxy statement governed by the rules of the Securities and Exchange Commission, whether or not the Company is then subject to such rules. A potential change of control is defined in the Plan generally to include the entering into of an agreement the consummation of which would result in a change of control, or the acquisition by an outside person or persons of securities representing 5% or more of the combined voting power of the Company accompanied by a determination by the Board of Directors of the Company that a potential change of control has occurred for purposes of the Plan.

  The lapse of Restrictions and payment of the value of awards in cash in the event of a change or potential change of control may have the incidental ef-fect of increasing the net cost to a potential acquiror of the Company and thus could render more difficult or discourage such a change of control, even if such change of control would be beneficial to shareholders generally.

  The Plan, as originally approved, authorized the grant of 750,000 restricted shares. A three-for-one stock split in the form of a dividend of the Company's shares in 1995 proportionately increased this limit to 2,250,000 shares. The shares remaining for grant under the Plan represent approximately .37% of all shares of the Company currently outstanding. Shares subject to awards which have been forfeited will become available for subsequent award grants. It is anticipated that the Committee will continue to determine that less than 100 key employees will participate in the Plan. As proposed, no award may be made under the Plan providing for Restrictions which lapse after October 31, 2009. The Committee will determine which key employees are to receive grants, the number of shares to be granted, the duration of the Restrictions, and such other terms, conditions and limitations as may be specified in the grant. Grants will not be transferable.

  It is intended that the number of shares granted will be related to each participant's salary, although this practice may be changed if the Committee believes that it is appropriate to do so to accomplish the purpose of the Plan. Grants have been made annually under the Plan and all grants to date had restriction periods of four years from the date of grant. The amendment will enable the Committee, at its discretion, to make grants with restriction peri-ods of similar length. It is expected that 1996 will be the final regular an-nual grant under the Plan. After 1996, it is expected that grants will be made by the Committee on a selective basis as individual compensation and perfor-mance merit such awards.

  Federal Income Tax Consequences. The restricted stock is not taxable to the participant at the time of the grant of award in the absence of a Section 83(b) election, described below. Dividends received on the stock are taxable as compensation during the period of Restriction. Dividends paid are deduct-ible by the Company as compensation during the period of Restriction. When the Restrictions lapse, the non-electing participant is taxed on the then current fair market value of the stock. Subject to certain deduction limitations for compensation to the named executive officers in excess of $1 million, the Com-pany is entitled to a tax deduction at the same time, and in the same amount as the Restrictions lapse. It is not expected that any executive officer with total compensation in excess of $1 million will receive future grants under the Plan. A participant may elect, under Internal Revenue Code Section 83(b), to be taxed on the value of the restricted stock at the time of award. If this election is made, the participant is taxed on the fair market value of the stock at the time of the award and, subject to the previously mentioned deduc-tion limitations, the Company is entitled to a corresponding deduction. Divi-dends on such stock are then taxable as dividend income to the participant and are no longer deductible by the Company. Any Section 83(b) election must be made within 30 days of the date of the award of the related stock in order to be valid. If shares subject to such election are subsequently forfeited, the participant will not be allowed a de-duction, refund, or loss for tax purposes in respect of such forfeited shares.

  Participants may be required to pay in cash to the Company any taxes re-quired to be withheld at the time the stock becomes taxable to the partici-pant. The Participant may elect, subject to approval by the Committee, to sat-isfy withholding, in whole or in part, by having the Company withhold shares of common stock having a value equal to the amount required to be withheld.

  Accounting Treatment. The fair market value of the restricted stock at the time of grant is amortized evenly over the period of Restriction. There is no additional expense or income to the Company if the stock increases or de-creases in value.

  Amendment. The Committee may at any time amend or terminate the Plan, but may not increase the maximum number of shares that may be issued under the Plan, may not materially increase benefits under the Plan, and may not change eligibility requirements without further approval of the stockholders. No amendment or termination of the Plan may materially impair the rights of a participant under an award without the participant's consent. The Plan pro-vides for adjustment of awards and the maximum number of shares available for awards in the event of a stock dividend, split or reclassification; a merger or reorganization; or similar events.

                                 PLAN BENEFITS
-------------------------------------------------------------------------------

  The benefits or amounts that will be received or allocated in the future un-der the 1991 John Deere Stock Option Plan and the John Deere Restricted Stock Plan are not determinable at this time. The table below shows options and re-stricted shares granted under such plans in fiscal 1995 (as adjusted for the stock split) to the individuals and groups indicated.

                                STOCK OPTION PLAN RESTRICTED STOCK PLAN
                                ----------------- --------------------- -------
                                                             NUMBER OF
                                NUMBER OF OPTIONS   DOLLAR   RESTRICTED
NAME AND POSITION                  GRANTED(1)     VALUE $(2)   SHARES
-------------------------------------------------------------------------------
Hans W. Becherer, Chairman and
 CEO...........................       505,632           None     None
David H. Stowe, Jr., President
 and COO.......................       294,945           None     None
Eugene L. Schotanus, Executive
 Vice President................       200,907           None     None
Michael S. Plunkett, Senior
 Vice President................       175,647           None     None
Joseph W. England, Senior Vice
 President.....................       174,954           None     None
Executive Group................     2,092,440     $   77,459    2,706
Non-Executive Director
 Group(3)......................          None           None     None
Non-Executive Officer Employee
 Group.........................     2,134,977     $2,812,836   98,265
-------------------------------------------------------------------------------

(1) Represents the total of market-value and premium-priced options granted during the fiscal year. See the "Option/SAR Grants In Last Fiscal Year" table that follows for further details and restrictions on these option grants.

(2) Represents the closing market value of the shares granted, without giving effect to the diminution in value attributable to the four year restrictions on such shares.

(3) Non-employee directors are not eligible to participate in the plans.

                                OTHER BUSINESS
-------------------------------------------------------------------------------

  The Board of Directors is not aware of any other matters that will come be-fore the meeting. However, if any other proper business should come before the meeting, your proxy, if signed and returned, will give to the persons desig-nated in it discretionary authority to vote according to their best judgment.

                        DIRECTORS CONTINUING IN OFFICE
-------------------------------------------------------------------------------

  The eight persons named below are now serving as directors of the Company for terms expiring at the annual meetings in 1997 and 1998 as indicated. Their principal occupations during the past five or more years, positions with the Company, directorships in other companies, ages and beneficial ownership of shares, including restricted shares, and of exercisable options to purchase shares of the Company at December 31, 1995 appear in that order after their names. As used below "restricted stock" refers to non-transferable stock is-sued pursuant to the John Deere Restricted Stock Plan, the John Deere Equity Incentive Plan or the Nonemployee Director Stock Ownership Plan, which is sub-ject to risk of forfeiture if certain conditions are not met. No director con-tinuing in office owned beneficially more than .1% of the shares outstanding on December 31, 1995.

                   TERMS EXPIRING AT ANNUAL MEETING IN 1997

  Mr. Leonard A. Hadley Chairman and Chief Executive Officer of Maytag Corpo-ration (appliances) since 1992; prior thereto, President and Chief Operating Officer. Director of Deere & Company since 1994; member of Audit Review and Pension Plan Oversight Committees. Director of Maytag Corporation. Age 61. Shares owned, 1,500 (includes 1,500 shares of restricted stock).

  Mr. Samuel C. Johnson Chairman of S. C. Johnson & Son, Inc. (home care and specialty products). Director of Deere & Company since 1973; member of Commit-tee on Compensation and Nominating Committee. Director of Mobil Corporation, H.J. Heinz Company and Johnson Worldwide Associates, Inc. Age 67. Shares owned, 60,000 (includes 2,400 shares of restricted stock).

  Mr. Arthur L. Kelly Managing Partner of KEL Enterprises L.P. (holding and investment partnership). Director of Deere & Company since 1993; member of Au-dit Review Committee and Committee on Compensation. Director of Bayerische Motoren Werke (BMW) A.G., Nalco Chemical Company, The Northern Trust Corpora-tion, Snap-on Incorporated and Tejas Gas Corporation. Age 58. Shares owned, 6,399 (includes 2,199 shares of restricted stock).

  Mr. William A. Schreyer Retired Chairman and Chief Executive Officer of Mer-rill Lynch & Co., Inc. (securities and investment banking). Director of Deere & Company since 1994; member of Committee on Compensation and Nominating Com-mittee. Director of Callaway Golf Company, Schering-Plough Corporation, True North Communications Inc. and Willis Corroon Group, plc. Age 67. Shares owned, 4,800 (includes 1,800 shares of restricted stock).

                   TERMS EXPIRING AT ANNUAL MEETING IN 1998

  Mr. Hans W. Becherer Chairman and Chief Executive Officer of Deere & Company since 1990; prior thereto, President. Director of Deere & Company since 1986; Chair of Executive Committee. Director of Schering-Plough Corporation and AlliedSignal Inc. Age 60. Shares owned, 182,076 (includes 116,187 shares of restricted stock); under option, 57,291.

  Mr. Agustin Santamarina V. Of Counsel and Retired Senior Partner of the law firm of Santamarina y Steta since 1991; prior thereto, Senior Partner. Direc-tor of Deere & Company since 1991; Chair of Nominating Committee and member of Audit Review and Executive Committees. Director of a wide variety of corpora-tions in Mexico and The Mexico Fund Inc. Age 69. Shares owned, 4,200 (includes 3,000 shares of restricted stock).

  Mr. David H. Stowe, Jr. President and Chief Operating Officer of Deere & Company since 1990; prior thereto, Executive Vice President. Director of Deere & Company since 1982; member of Executive Committee. Age 59. Shares owned, 106,419 (includes 66,165 shares of restricted stock and 40,254 shares over which Mr. Stowe shares the power over voting and disposition); under option, 54,945.

  Mr. John R. Walter Chairman and Chief Executive Officer of R. R. Donnelley & Sons Company (print and digital information management, reproduction and dis-tribution). Director of Deere & Company since 1991; Chair of Committee on Com-pensation and member of Executive and Nominating Committees. Director of Abbott Laboratories, Dayton Hudson Corporation and R. R. Donnelley & Sons Com-pany. Age 48. Shares owned, 3,900 (includes 3,000 shares of restricted stock).

  At December 31, 1995, directors and executive officers as a group (19 per-sons), had a beneficial interest in an aggregate of 1,239,072 shares (.47%) of common stock of the Company. This total includes: 198,874 shares held with sole power over voting and disposition; 127,437 shares held with shared power over voting or disposition; 241,764 shares of restricted stock under the John Deere Restricted Stock Plan; 200,556 shares of restricted stock under the John Deere Equity Incentive Plan; 18,399 shares of restricted stock under the Non-employee Director Stock Ownership Plan; and 452,042 shares represented by ex-ercisable stock options.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES
-------------------------------------------------------------------------------

  Listed below are certain persons who, to the knowledge of the Company, own beneficially more than five percent of the Company's Common Stock. This infor-mation is based on information supplied by such persons.

  As of November 30, 1995, FMR Corp., 82 Devonshire Street, Boston, Massachu-setts 02109-3614, beneficially owned 39,481,321 shares of the Company. This number includes: 37,552,457 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to various registered investment companies and as investment adviser to certain other funds; 1,720,364 shares beneficially owned by Fidelity Management Trust Compa-ny, as a result of its serving as trustee or managing agent for various pri-vate investment accounts (primarily employee benefit plans) and as investment adviser to certain other funds; 192,600 shares beneficially owned by Fidelity International Limited, as a result of its serving as investment adviser to various non-U.S. investment companies; and 15,900 shares beneficially owned by Edward C. Johnson 3d or an Edward C. Johnson 3d family member. FMR Corp. has sole voting power with respect to 969,714 shares and sole dispositive power with respect to 39,272,821 shares. Fidelity International Limited has sole voting and dispositive power with respect to all the shares it beneficially owns. Edward C. Johnson 3d, has sole voting power over 5,300 shares.

  As of September 30, 1995, Capital Research & Management Company, 333 South Hope Street, Los Angeles, California 90071 ("Capital"), held 14,230,800 shares (on a post-stock-split basis) of the Company. Capital, a registered investment advisor, is not the ultimate owner of these shares, but holds them on behalf of institutional investors. Capital disclaims beneficial ownership of such shares, however, it has the sole power to dispose or direct the disposition of such shares.

                                  COMMITTEES
-------------------------------------------------------------------------------

  The Board of Directors of the Company, which met seven times during the 1995 fiscal year, has delegated some of its authority to five committees of the Board. These are the Executive Committee, the Committee on Compensation, the Nominating Committee, the Audit Review Committee and the Pension Plan Over-sight Committee. During the 1995 fiscal year, all of the directors attended 75% or more of the meetings of the Board of Directors and Committees on which they served.

  The Committee on Compensation, which met four times during the 1995 fiscal year, consists of John R. Walter (Chair), Samuel C. Johnson, Arthur L. Kelly, William A. Schreyer and Arnold R. Weber. The Committee has responsibility with respect to compensation matters involving officers of the Company.

  The Nominating Committee, which met twice during the 1995 fiscal year, con-sists of Agustin Santamarina V. (Chair), Samuel C. Johnson, William A. Schreyer and John R. Walter. The responsibilities of the Nominating Committee are to recommend to the Board individuals for election to the Board, to ensure that the Chair periodically reviews the Company's plans regarding succession of senior management with the Committee and with all other outside directors, and to make recommendations concerning the size, composition, committee struc-ture and fees for the Board and criteria relating to tenure and retention of directors. The Committee will consider individuals recommended for nomination by stockholders. Such recommendation should be submitted in writing to the Secretary of the Company, Deere & Company, John Deere Road, Moline, Illinois 61265, who will submit them to the Committee for its consideration. The recom-mendation must be accompanied by the consent of the individual to be nominat-ed, to be elected and to serve.

  In addition, the Bylaws of the Company establish certain procedures concern-ing stockholder nominations of directors at a meeting of stockholders. The By-laws require that notice of such nominations be received by the Secretary not less than 50 days nor more than 75 days prior to the stockholders' meeting. Pursuant to such Bylaw, notice is hereby given that the annual meeting of stockholders in 1997 will be held on February 26, 1997. Notice of a nomination shall also set forth the name, address and the class and number of shares owned by the shareholder making the nomination; the name, age, business and residence addresses and principal occupation of the nominee and the number of shares beneficially owned by, and such other information concerning, the nomi-nee as would be required to be disclosed in the solicitation of proxies for election of directors under Regulation 14A under the Securities Exchange Act of 1934, as amended. The Company may require any nominee to furnish such other information as may reasonably be required to determine the eligibility of the nominee. Persons 70 or older are not eligible for nomination.

  The Pension Plan Oversight Committee, which met three times during the 1995 fiscal year, consists of Regina E. Herzlinger (Chair), John R. Block, Leonard
A. Hadley and Arnold R. Weber. The Committee reviews the activities of the Company with respect to asset allocation, funding policies, and the perfor-mance of trustees, investment managers and actuaries, for the Company's pen-sion and retirement plans. The Committee also has responsibility for making substantive amendments and modifications to the pension and retirement plans. The Committee reports to the Board on its activities.

  The Audit Review Committee, which met one time during the 1995 fiscal year, consists of John R. Block (Chair), Leonard A. Hadley, Regina E. Herzlinger, Arthur L. Kelly and Agustin Santamarina V. The Committee recommends to the Board a firm of independent certified public accountants to audit the annual financial statements, discusses with the auditors and approves in advance the scope of the audit, reviews with the independent auditors the financial state-ments and their audit report, consults with the internal audit staff and re-views management's administration of the system of internal accounting con-trols, and reviews the Company's procedures relating to business ethics. The Committee reports to the Board on its activities and findings.

  In accordance with the recommendation of the Audit Review Committee, the firm of Deloitte & Touche llp has been appointed by the Board of Directors as independent certified public accountants to examine the financial statements of the Company for the 1996 fiscal year. A representative of Deloitte & Touche llp is expected to be present at the stockholders' meeting; this individual will have an opportunity to make a statement and will be available to respond to appropriate questions.

                           COMPENSATION OF DIRECTORS
-------------------------------------------------------------------------------

  Directors who are not employees of the Company receive an annual retainer of $28,000 for serving as directors, and an annual retainer of $3,000 for each Board committee of which they are members, except the Audit Review Committee, for which the retainer is $4,000 for members. An additional fee of $2,000 per year is paid to the chair of each Board committee. The directors also receive a meeting fee of $1,000 for each Board or committee meeting attended. At the 1993 annual meeting, stockholders approved the adoption of the Nonemployee Di-rector Stock Ownership Plan. Pursuant to such plan, upon election and each re-election to the Board, non-employee directors are awarded 1,800 restricted shares of common stock of the Company for each three-year term. A person who becomes a non-employee director between annual meetings or who serves a par-tial term will receive a prorated grant. The restricted shares may not be sold, pledged, assigned, gifted, or otherwise alienated or hypothecated and are subject to forfeiture until the expiration of the restriction period, which ends upon the nonemployee directors' retirement from the Board, perma-nent and total disability, death or a change in control of the Company. While the restrictions are in effect, the nonemployee directors are entitled to vote the shares and receive dividends.

  The Company also has a pension benefit plan for outside directors who are not employees or retirees of the Company. Each such outside director with at least five years of service, who retires at age 65 or older, will receive a quarterly retirement benefit equal to one-fourth of the annual retainer pay-able to the director at the time of his retirement. Each outside director with at least five years of service, who terminates service prior to age 65, will receive a quarterly benefit, commencing at age 65, for a period equal to such director's period of service. In the event of the director's death prior to retirement or prior to the expiration of a period following retirement equal to his years of service, the director's beneficiary will be paid a death bene-fit.

                           -------------------------

  The report of the Committee on Compensation and the performance graph that follow shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Se-curities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information by ref-erence, and shall not otherwise be deemed filed under such Acts.

                           -------------------------

                           COMMITTEE ON COMPENSATION
                       REPORT ON EXECUTIVE COMPENSATION
-------------------------------------------------------------------------------

COMPENSATION PHILOSOPHY

  The Committee on Compensation of the Board (the "Committee") is committed to providing a total compensation program that supports the Company's business strategy, culture and the creation of shareholder value. The Committee is re-sponsible for the oversight of executive compensation and reviews the Company's compensation program on an ongoing basis. No member of the Committee is a former or current officer of the Company or any of its subsidiaries.

  The overall philosophy of the Committee regarding executive compensation can be summarized as follows:

  . Provide a target total reward opportunity that is sufficiently competi-tive to attract and retain high caliber executives. In general, this in-volves a target total pay structure that is at or moderately above the median pay levels available at other large, diversified companies;

  . Link a meaningful portion of the total compensation opportunity to per-formance-based incentives consistent with the creation of shareholder value and the Company's long-term strategic goals;

  . Provide for meaningful risk as well as reward opportunity in order to penalize substandard performance while encouraging superior performance and recognizing the cyclical nature of the Company's core businesses; and

  . Structure the program to be positively regarded by the Company's stock-holders, employees, the financial community and the public in general, as well as by the eligible executive management.

  During fiscal 1994, the Committee retained the services of an international compensation consulting firm to review the total compensation program offered to the Company's officer group. This review encompassed all key aspects of the program, including overall pay philosophy, the peer group used to competitively assess compensation opportunity, levels of pay and the mix of pay components, the performance measures and goals used to determine incentive compensation, and the actual design of cash and equity incentive programs. The overall goal of the Committee in retaining the consultants was to obtain an independent per-spective on existing practices and to focus more sharply on growth and value creation through increased emphasis on value-oriented incentives.

  The study resulted in the Committee's implementation of the following changes to the compensation practices for the Company's senior officers in fiscal 1995:

  . A significant increase in the difficulty of the performance goals that determine short-term incentives, requiring a higher level of performance in order to earn awards comparable to the prior program;

  . The use of performance measures in the short-term incentive plan and new performance-based equity program (see below) that more closely reflect the Company's growth and operating performance;

  . Replacement of regular annual grants under the Company's existing ten-ure-based restricted stock program with performance-based equity grants that are subject to forfeiture if long-term financial goals are not achieved; and

  . The addition of premium-priced stock option grants with exercise prices above the market price of the Company's stock on the date of grant and performance-based conditions on their vesting.

  Effective for the Company's 1995 fiscal year, the Revenue Reconciliation Act of 1993 placed certain limits on the tax deductibility of non-performance-based executive compensation. The Committee intends, to the extent practicable, that executive compensation be deductible for federal income tax purposes provided doing so would be consistent with the other compensation objectives. One of the requirements for tax deductibility is stockholder approval. For this reason, at the 1995 annual meeting stockholders approved the John Deere Performance Bonus Plan (the "Performance Bonus Plan") and the John Deere Equity Incentive Plan (the "Equity Incentive Plan") which have been designed to meet the compensation objectives and to comply with the requirements for tax deductibility. The Com-mittee recommends that stockholder approval be obtained for the amendments of the 1991 John Deere Stock Option Plan (the "Option Plan") and the John Deere Restricted Stock Plan (the "Restricted Stock Plan") which also have been de-signed to meet the compensation objectives and, in the case of the Option Plan, to comply with the requirements for tax deductibility. With the phase-in of the Equity Incentive Plan, it is not expected that any future annual grants under the Restricted Stock Plan will be made to executive officers that are subject to the current tax deductibility limitations.

  The specific practices surrounding each component of the Company's executive compensation program are described in the following paragraphs. Award amounts have been adjusted to reflect the three-for-one stock split in November, 1995.

BASE SALARY

  It is the Committee's policy to position the base salaries of the Company's executives at approximately the median level of salaries provided to compara-ble positions within a peer group of companies which share some combination of the following characteristics with the Company: comparable sales volumes or employment levels; similar products and services; a similar commitment to man-ufacturing as a core activity; and a comparable global presence. Currently, this peer group consists of 18 companies, three of which are also included among the ten companies that comprise the S&P Diversified Machinery Group In-dex used in the performance graph following this report. It is the Committee's view that this larger peer group provides a more appropriate benchmark for as-sessing competitive levels of compensation than the limited number of compa-nies within the S&P Diversified Machinery Group Index.

  The Committee annually reviews the base salary of each executive officer of the Company, including Mr. Becherer, the Chief Executive Officer (CEO). In de-termining salary adjustments for the Company's executives (including Mr. Becherer and the other executive officers named in the Summary Compensation Table), the Committee takes into consideration various factors, including in-dividual performance; the financial and operational performance of the activi-ties directed by the executive (including profitability under prevailing busi-ness conditions, performance against budget, customer satisfaction, and inno-vation); experience; time in position; future potential; responsibility; and the executive's current salary in relation to the executives' salary range and the median salary practices of the peer group. These factors are considered subjectively in the aggregate and none of the factors are accorded a specific weight. In selected cases, other factors may also be considered. Peer group salary data for comparable-level positions is provided annually to the Commit-tee by an outside compensation consultant.

  For 1995, the base salaries of Mr. Becherer and the other executive officers named in the Summary Compensation Table were slightly below the peer group me-dian, but generally consistent with the base salary philosophy established by the Committee. This near median salary positioning was confirmed by the study conducted for the Committee by its consultants. Mr. Becherer received a base salary of $764,130 for fiscal 1994 and $817,086 for fiscal 1995.

SHORT-TERM INCENTIVES

  A substantial portion of the Company's executive compensation package is contingent upon the Company attaining preestablished financial goals under the Performance Bonus Plan. Each year in which these goals are achieved, the com-pensation of all salaried employees (including Mr. Becherer and the other ex-ecutive officers named in the Summary Compensation Table) is supplemented by fiscal year-end profit sharing (bonus) payments. The amount of the profit sharing payment (if any) depends upon the Company's pre-bonus and pre-extraor-dinary item return on average assets for the year and the position and salary of the employee.

  The Committee elected to change the approach to profit sharing bonuses for the Company's senior officers (including Mr. Becherer) effective in fiscal 1995. This change increased the return on asset requirement for these officers above the requirement established for other employees with the result that in-creased performance is required to earn awards comparable to past awards. In addition, the definition of return on assets changed to more closely reflect the Company's operating performance, as opposed to accounting-based, returns. Effective for 1996, the return on asset requirements under the Performance Bo-nus Plan will be comparably increased for employees below the senior officer group.

  The maximum performance bonus for executive officers under the plan is available when the return on assets is 11.5% or more and no bonus payment is available when the return on assets is below 5%. For 1995, the Company's re-turn on average assets calculated in accordance with the plan was 11.13%. Ac-cordingly, for 1995, Mr. Becherer received a near maximum short-term incentive bonus payment of $996,081, or approximately 125.5% of his base salary. When added to base salary, target awards under the performance bonus plan for the Company's executives are structured to provide median annual cash compensation relative to the peer group companies.

  In addition to the above profit sharing payments, the CEO is authorized to grant discretionary bonuses to selected employees in recognition of outstand-ing achievement. Such bonuses may not exceed 20% of annual base salary except in highly unusual circumstances. No such discretionary bonuses were granted to the Company's senior officers in fiscal 1994 or 1995.

LONG-TERM INCENTIVES

  During 1995, the Company's long-term incentives for executive officers were comprised of grants of market-priced and premium-priced stock options under the Option Plan and grants of equity incentive shares under the Equity Incen-tive Plan. Grants under these plans are intended to promote the creation of sustained shareholder value, encourage ownership of company stock, foster teamwork and retain high caliber executives.

  Based on the recommendation of the consultants, the Committee modified the long-term incentive program covering the Company's senior officers beginning in fiscal 1995. Under the modified program, senior officers continue to re-ceive annual grants of market-priced stock options, but will no longer receive grants (except in special circumstances approved by the Committee) of re-stricted shares under the Restricted Stock Plan. Instead, senior officers par-ticipate in the Equity Incentive Plan, approved by shareholders in 1995, under which participants receive periodic grants of Company stock subject to vesting and forfeiture provisions based on long-term Company achievement of perfor-mance goals established by the Committee. It is the Committee's view that the addition of performance features to the senior officer stock grants in the Eq-uity Incentive Plan will serve to promote greater focus on actions that en-hance shareholder value.

  Under each plan, grants to executives are based on criteria established by the Committee, including responsibility level, base salary, current market practice and the market price of the Company's stock at the time of grant. Grant guidelines for market-priced options and equity incentive shares are es-tablished for all participants (including Mr. Becherer) with the objective of providing a target total compensation opportunity, including base salary and the target annual profit sharing bonus, equal to the median of the peer group. Depending on stock price performance and Company performance, actual total compensation for any given year could be at, above or below the median of the peer group. The number of options or restricted shares previously granted to or held by an executive is not a factor in determining individual grants.

  Market-priced stock options granted under the Option Plan are vested at the time of grant but are not exercisable until one year after grant and have a ten-year term. During fiscal 1995, Mr. Becherer was awarded options for 85,632 shares of Company common stock.

  The vesting of grants of equity incentive shares is conditioned on the Com-pany satisfying performance goals based on revenue growth and return on assets over the four fiscal years commencing November 1, 1994 and any additional per-formance periods established by the Committee. If any incentive shares are not vested within eight years of the grant, such shares are automatically forfeit-ed. The incentive shares are also subject to possible forfeiture in the event of termination or resignation from the Company prior to vesting. During fiscal 1995, Mr. Becherer was awarded 53,520 shares of equity incentive stock. The Company does not intend to make any additional equity incentive share awards to the current senior executive officer group prior to December 1996, although grants may be made sooner to newly elected senior executive officers.

  Beginning in fiscal 1995, to further sharpen the focus on creating incremen-tal shareholder value, the "core" compensation program for the Company's se-nior officers was supplemented with grants of premium-priced stock options with exercise prices in excess of the market price of the Company's stock on the date of grant. Moreover, exercise of these options prior to an extended future date depends on the Company's achievement of a sustained median total shareholder return exceeding the median of other companies traded on the New York Stock Exchange. Grants of premium-priced options are structured to pro-vide a target total compensation opportunity for participants approximately equal to the 60th to 70th percentile of the peer group when added to the me-dian peer group level of the other components of compensation. It is the Com-mittee's view that this above-market positioning is justified by the nature of the premium-priced grants under which no value is generated unless the stock appreciates meaningfully above its price on the date of grant.

  The premium priced options granted in fiscal 1995 do not vest for four or more years after the date of grant depending on the Company's achievement of a sustained total shareholder return exceeding the median of that of other com-panies on the New York Stock Exchange. All premium priced options vest nine years and six months after the date of grant. During fiscal 1995, Mr. Becherer was awarded options for 420,000 shares with each one-third of such options having an exercise price of 25%, 37.5% and 50%, respectively, above the prior 90 day average price for the Company's shares. The Committee does not intend to make any additional premium priced option awards to the current senior ex-ecutive officers prior to December 1997, although grants may be made sooner to newly elected senior executive officers.

  Finally, the Committee introduced stock ownership guidelines for members of the Company's senior management team to encourage the retention of stock ac-quired through the Company's various equity incentive plans. These guidelines are based on a multiple of each officer's base salary.

CEO COMPENSATION

  Mr. Becherer has been Chairman and CEO of the Company since May 1990. Mr. Becherer's base salary, annual profit sharing bonus and option and equity in-centive stock grants have been targeted to provide total compensation, assum-ing achievement of targeted levels of Company performance, approximately equal to the median CEO compensation of the peer group companies. In fiscal 1995, Mr. Becherer's compensation exceeded this level due to the continued record performance of the Company. As explained above, the fiscal 1995 profit sharing payments were based exclusively on return on assets and payout levels estab-lished by the Committee at the beginning of the year, as determined by actual 1995 results. It is the Committee's view that this relationship between pay and performance is appropriate and serves shareholders' interests. As noted previously, the consultant study reconfirmed that Mr. Becherer's base salary and total compensation opportunity is consistent with the Committee's philoso-phy.

                                 COMMITTEE ON COMPENSATION
                                   John R. Walter (Chair)
                                   Samuel C. Johnson
                                   Arthur L. Kelly
                                   William A. Schreyer
                                   Dr. Arnold R. Weber

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                   AMONG DEERE & COMPANY, THE S&P 500 INDEX
                 AND THE S&P DIVERSIFIED MACHINERY GROUP INDEX
-------------------------------------------------------------------------------

  The following performance graph compares cumulative total return for Company stockholders over the past five fiscal years against the cumulative total re-turn of the Standard & Poor's 500 Stock Index, and against the Standard & Poor's Diversified Machinery Group Index. The graph assumes $100 is invested in Company stock and each of the other two indices at the closing market quo-tation on October 31, 1990 and that dividends are reinvested. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                                     LOGO

  Deere & Co.    100           147          107          218           208          267
---------------------------------------------------------------------------------------
  S&P 500        100           133          147          169           175          222
---------------------------------------------------------------------------------------
  S&P Mach.      100           147          139          218           227          240


LOGO

                      COMPENSATION OF EXECUTIVE OFFICERS
-------------------------------------------------------------------------------

  The following table shows the remuneration from the Company and its subsidi-aries during the past three fiscal years to the Company's Chief Executive Of-ficer (the "CEO") and each of the four most highly compensated executive offi-cers of the Company other than the CEO:

                          SUMMARY COMPENSATION TABLE

                          ANNUAL         LONG-TERM COMPENSATION
                       COMPENSATION              AWARDS
                       ------------      ----------------------
                                       RESTRICTED   SECURITIES
 NAME AND                                STOCK      UNDERLYING       ALL OTHER
 PRINCIPAL   FISCAL SALARY(1) BONUS(2) AWARDS(3)  OPTIONS/SARS(4) COMPENSATION(5)
 POSITION     YEAR     ($)      ($)       ($)           (#)             ($)
---------------------------------------------------------------------------------
Hans W.
 Becherer,    1995  $817,086  $996,081 $1,132,840     505,632         $11,456
Chairman &
 Chief        1994  $764,130  $874,500 $  413,940      57,291         $ 3,914
Executive
 Officer      1993  $733,805  $183,092 $  411,607      92,463         $ 2,685
David H.
 Stowe,
 Jr.,         1995  $565,500  $633,897 $  634,365     294,945         $ 8,395
President &
 Chief        1994  $534,771  $556,500 $  237,016      35,646         $ 3,914
Operating
 Officer      1993  $515,316  $116,522 $  244,729      57,063         $ 2,685
Eugene L.
 Schotanus,   1995  $396,361  $399,027 $  417,957     200,907         $ 8,395
Executive
 Vice         1994  $384,975  $360,040 $  151,489      24,024         $ 3,914
President     1993  $371,787  $ 76,633 $  150,622      39,186         $ 2,685
Michael S.
 Plunkett,    1995  $363,130  $345,730 $  385,826     175,647         $ 9,594
Senior Vice   1994  $354,965  $313,908 $  139,820      22,176         $ 3,914
President     1993  $343,562  $ 67,110 $  133,668      36,876         $ 2,685
Joseph W.
 England,     1995  $354,656  $337,530 $  377,825     174,954         $ 9,569
Senior Vice   1994  $343,996  $305,865 $  136,885      20,877         $ 3,914
President     1993  $332,577  $ 65,272 $  130,874      36,105         $ 2,685
---------------------------------------------------------------------------------

(1) Amounts shown include cash and non-cash compensation earned and received by the executive officer as well as amounts earned but deferred at the elec-tion of the officer.

(2) Each year in which earnings goals are reached, the compensation of sala-ried employees is supplemented by fiscal year-end cash bonus payments. The amount of the bonus (if any) depends upon the pre-bonus and pre-extraordinary item return on average assets for the year and the position and salary of the employee. The amounts for 1993 were based upon the pre-bonus, pre-tax and pre-extraordinary item return on average stockholders' equity for the preceding three years.

(3) The 1995 grant reported in the table represents the initial grant under the John Deere Equity Incentive Plan approved by shareholders at the 1995 an-nual meeting. The vesting of such shares is conditioned on satisfying perfor-mance goals based on growth of the Company's revenues and return on the Company's assets over the four fiscal years commencing November 1, 1994 and any additional performance periods established by the Committee. The amounts for 1994 and 1993 represent grants under the John Deere Restricted Stock Plan which do not vest until four years after the date of the grant. The amounts in the table represent the closing market value of the shares granted, without giving effect to the diminution in value attributable to the restrictions and performance conditions on such stock. Dividends are paid on the restricted shares at the same time and rate as dividends paid to shareholders of unre-stricted shares. At October 31, 1995, the total number and market value (based on the closing market price on October 31, 1995) of shares of restricted stock, including the Equity Incentive shares reported above, held by each of the named executive officers were as follows:

Mr. Becherer (116,187; $3,461,404); Mr. Stowe (66,165; $1,971,166); Mr.
Schotanus (42,777; $1,274,398); Mr. Plunkett (39,402; $1,173,851); and Mr. En-
gland (38,583, $1,149,452).

(4) The amounts for 1995 represent the total of market-priced options and pre-mium-priced options granted in December, 1994. Additional details on the 1995 grants are included in the "Option/SAR Grants In Last Fiscal Year" table that follows. The grants for 1994 and 1993 have been adjusted for the three-for-one stock split.

(5) Amounts shown for 1995 consist of $8,395 vested Company contributions to the Company 401(k) Savings and Investment Plan during the fiscal year with re-spect to each named executive officer and above-market earnings on deferred compensation for Mr. Becherer $3,061; Mr. Plunkett $1,199; and Mr. England $1,174. The contribution to the Company Savings and Investment Plan for all employees during the past fiscal year was $25,855,647.

  The following table shows information concerning the individual grants of stock options made during fiscal 1995 to each of the named executive officers of the Company and the potential realizable values of the grants assuming an-nually compounded stock price appreciation rates of five and ten percent per annum respectively, over the option term. The number of options and exercise prices have been adjusted to reflect the three-for-one stock split which took effect after the date of the grants. The five and ten percent rates of appre-ciation are set by the rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL REALIZABLE
                                                                                VALUE
                                                                          AT ASSUMED ANNUAL
                                                                              RATES OF
                                                                             STOCK PRICE
                                                                          APPRECIATION FOR
                           INDIVIDUAL GRANTS                                OPTION TERM(4)
----------------------------------------------------------------------- ---------------------
                           NUMBER OF    % OF TOTAL
                          SECURITIES   OPTIONS/SARS EXERCISE
                          UNDERLYING    GRANTED TO  OR BASE
                         OPTIONS/SARS  EMPLOYEES IN  PRICE   EXPIRATION     5%        10%
       NAME              GRANTED(1)(#) FISCAL YEAR   ($/SH)     DATE       ($)        ($)
---------------------------------------------------------------------------------------------
Hans W. Becherer........   85,632(2)      2.03%      $21.02   12/14/04  $1,132,001 $2,868,712
                          140,000(3)      3.31%      $28.39   12/14/04  $  818,450 $3,657,825
                          140,000(3)      3.31%      $31.23   12/14/04  $  421,314 $3,260,689
                          140,000(3)      3.31%      $34.07   12/14/04  $   23,711 $2,863,024
David H. Stowe, Jr......   54,945(2)      1.30%      $21.02   12/14/04  $  726,338 $1,840,683
                           80,000(3)      1.89%      $28.39   12/14/04  $  467,688 $2,090,197
                           80,000(3)      1.89%      $31.23   12/14/04  $  240,752 $1,863,261
                           80,000(3)      1.89%      $34.07   12/14/04  $   13,549 $1,635,996
Eugene L. Schotanus.....   35,907(2)      0.85%      $21.02   12/14/04  $  474,668 $1,202,901
                           55,000(3)      1.30%      $28.39   12/14/04  $  321,543 $1,437,045
                           55,000(3)      1.30%      $31.23   12/14/04  $  165,512 $1,280,952
                           55,000(3)      1.30%      $34.07   12/14/04  $    9,315 $1,124,755
Michael S. Plunkett.....   33,147(2)      0.78%      $21.02   12/14/04  $  438,182 $1,110,440
                           47,500(3)      1.12%      $28.39   12/14/04  $  277,698 $1,241,091
                           47,500(3)      1.12%      $31.23   12/14/04  $  142,942 $1,106,274
                           47,500(3)      1.12%      $34.07   12/14/04  $    8,045 $  971,377
Joseph W. England.......   32,454(2)      0.77%      $21.02   12/14/04  $  429,021 $1,087,224
                           47,500(3)      1.12%      $28.39   12/14/04  $  277,698 $1,241,091
                           47,500(3)      1.12%      $31.23   12/14/04  $  142,942 $1,106,274
                           47,500(3)      1.12%      $34.07   12/14/04  $    8,045 $  971,377
---------------------------------------------------------------------------------------------

(1) Subject to plan restrictions, the exercise price and tax withholding obli-gations related to exercises of all options granted in the period may be paid by delivery of already owned shares or by offset of the underlying shares. No stock appreciation rights (SARs) were granted during the fiscal year. The op-tions expire if employment by the Company of the option holder terminates dur-ing the term of the option for any reason other than for death, disability, or retirement pursuant to disability or retirement plans of the Company.

(2) The market-priced options are vested at the date of grant but are exercis-able between one and ten years after the date of grant.

(3) In December 1994 senior executive officers were granted options with exer-cise prices for each one-third of the grant set at 25%, 37.5% and 50%, respec-tively, above the prior 90 day average price for the Company's shares. The premium-priced options may not be exercised until four or more years after the date of grant depending on the Company's total shareholder return from the date of grant relative to that of the group composed of New York Stock Ex-change listed companies. All premium-priced options automatically vest and are exercisable nine years and six months after the date of grant and expire ten years after the date of grant. No further grants of premium-priced options are expected to be made to these employees prior to December 1997.

(4) The total potential realizable value for all shareholders as a group based on 87,336,362 outstanding shares as of October 31, 1995 would be $3,463,593,755 and $8,777,426,611 at the 5% and 10% assumed annual rate of ap-
preciation, respectively. Mr. Becherer's total potential realizable value is 0.07% and 0.14% of the potential realizable value of all shareholders at the 5% and 10% assumed annual rates of appreciation, respectively. The total po-tential realizable value of all the named executives to that of all sharehold-ers is 0.19% and 0.39% at the 5% and 10% assumed annual rates of appreciation, respectively.

  The following table shows information for the named executives concerning exercises of options and SARs during fiscal 1995 and the number and value of unexercised options (and tandem SARs) held at October 31, 1995 (as adjusted for the stock split):

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                      OPTIONS/SARS AT      THE-MONEY OPTIONS/SARS AT
                           SHARES                  FISCAL YEAR-END(1)(#)     FISCAL YEAR-END(2)($)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
          NAME           EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----------------------------------------------------------------------------------------------------
Hans W. Becherer........      0           0        57,291       505,632     $356,923     $946,993
David H. Stowe, Jr......   35,646     $188,567        0         294,945         0        $593,868
Eugene L. Schotanus.....      0           0        63,210       200,907     $782,915     $391,904
Michael S. Plunkett.....   22,176     $117,311        0         175,647         0        $357,199
Joseph W. England.......   20,877     $106,960        0         174,954         0        $351,122
----------------------------------------------------------------------------------------------------

  (1) Market-priced options and SARs awarded by the Company are vested at the time of grant but are not exercisable until one year after grant. Premium-priced options granted by the Company may not be exercised until four or more years after the date of grant depending on the Company's total shareholder re-turn from the date of grant relative to that of the group composed of New York Stock Exchange listed companies. All premium-priced options automatically vest and are exercisable nine years and six months after the date of grant and ex-pire ten years after the date of grant.

  (2) Represents the difference between the option exercise price and the closing market price for the Company's stock on October 31, 1995. The in-the-money options at October 31, 1995 pertain to the grants in December of 1992, 1993 and 1994 with exercise prices of $13.63, $23.56, $21.02 and $28.39. The closing market price for the Company's stock (as adjusted for the stock split) at the end of the 1995 fiscal year was $29.79.

  The following table shows the estimated annual pensions payable to partici-pants in the elected officer program in specified remuneration and years of service classifications.

                              PENSION PLAN TABLE

                                                YEARS OF SERVICE
                         ---------------------------------------------------------------
COMPENSATION FOR            15       20       25        30         35         40
PENSION PURPOSES          YEARS    YEARS    YEARS     YEARS      YEARS      YEARS
----------------------------------------------------------------------------------------
$ 300,000............... $ 78,756 $105,000 $131,256 $  157,500 $  183,756 $  200,016
$ 400,000............... $105,000 $140,004 $174,996 $  210,000 $  245,004 $  266,676
$ 500,000............... $131,256 $174,996 $218,760 $  262,500 $  306,252 $  333,348
$ 600,000............... $157,500 $210,000 $262,500 $  315,000 $  367,500 $  400,020
$ 700,000............... $183,756 $245,004 $306,252 $  367,500 $  428,760 $  466,692
$ 800,000............... $210,000 $279,996 $350,004 $  420,000 $  489,996 $  533,364
$1,000,000.............. $262,500 $350,004 $437,496 $  525,000 $  612,504 $  666,696
$1,200,000.............. $315,000 $420,000 $525,000 $  630,000 $  735,000 $  800,040
$1,400,000.............. $367,500 $489,996 $612,504 $  735,000 $  857,496 $  933,384
$1,600,000.............. $420,000 $560,004 $699,996 $  840,000 $  980,004 $1,066,716
$1,800,000.............. $472,500 $630,000 $787,500 $  945,000 $1,102,500 $1,200,060
$2,000,000.............. $525,000 $699,996 $875,004 $1,050,000 $1,224,996 $1,333,404
$2,200,000.............. $577,500 $770,004 $962,496 $1,155,000 $1,347,504 $1,466,736
----------------------------------------------------------------------------------------

  Under the Company's pension program, employees who have been elected Vice President or above ("elected officers") of the Company for at least three years at retirement are entitled to receive an annual pension determined by adding the amount obtained by multiplying 1.5% times the officer's number of years of non-elected officer service times average pensionable pay to the amount obtained by multiplying 2.0% times the number of years served as an elected officer of the Company times average pensionable pay, with a maximum annual pension of 66 2/3% of average pensionable pay. Average pensionable pay is based on the officer's compensation for the five highest years, not neces-sarily consecutive, during the 10 years immediately prior to the date of re-tirement. Compensation for each year is calculated by adding the officer's an-nual salary to the larger of (a) the sum of short-term bonuses awarded to the officer, or (b) any payments under the Company's long-term incentive plan or awards under the restricted stock plan. All amounts used in calculating aver-age pensionable pay are determined before giving effect to any salary or bonus deferral under any plan sponsored by the Company. Salaried employees not enti-tled to the elected officer pension receive annual pension benefits determined by multiplying 1.5% times the employee's number of years of service with the Company times an average pensionable pay, generally of the final five years' salaries. The estimated annual pensions shown are on a straight-life annuity basis and have been computed assuming (i) that the Company's pension plans are continued without further amendment; (ii) that the years of service are di-vided evenly between officer and non-officer status; and, (iii) that retire-ment occurs at age 65. Pension benefits are not subject to deductions for so-cial security benefits or other offset amounts.

  The estimated credited years of service as of October 31, 1995, and the amount of fiscal 1995 compensation for pension purposes, for the individuals named in the Summary Compensation Table are: Mr. Becherer (33 years and $1,789,835); Mr. Stowe (27 years and $1,189,557); Mr. Schotanus (36 years and $787,677); Mr. Plunkett (37 years and $702,264) and Mr. England (33 years and $685,607).

                             STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

  Proposals of stockholders submitted pursuant to Rule 14a-8 of the Securities and Exchange Commission for the proxy statement for the annual meeting of stockholders to be held February 26, 1997 must be received by the Company at its principal executive offices at John Deere Road, Moline, Illinois 61265 not later than September 16, 1996. This notice of the annual meeting date also serves as the notice by the Company under the advance notice Bylaw described below.

  Under the Company's Bylaws, a stockholder must give timely written notice to the Secretary of the Company before bringing any business before any annual or special meeting of stockholders. Notice must be received by the Secretary not less than 50 days nor more than 75 days prior to the stockholders' meeting. The notice shall set forth for each matter a brief description of the business to be brought before the meeting, the reasons therefore, the name, address, class and number of shares beneficially owned by, and any material interest of the shareholder making the proposal.

                              COST OF SOLICITATION
--------------------------------------------------------------------------------

  The cost of soliciting proxies in the form enclosed is being borne by the Company. In addition to solicitation by mail, arrangements have been made with brokerage houses, nominees and other custodians and fiduciaries to send proxy material to their principals and the Company will reimburse them for their ex-penses in doing so. The Company has engaged Georgeson & Co., Inc. to solicit proxies held by brokers and nominees at a cost of $9,000 plus out-of-pocket ex-penses. Proxies also may be solicited personally or by telephone or telegraph by directors, officers, and a few regular employees of the Company in addition to their usual duties. They will not be specially compensated for these servic-es.

                                              For the Board of Directors,

                                       LOGO
                                                    Frank S. Cottrell
                                                       Secretary

Moline, Illinois
January 12, 1996

                             [LOGO OF JOHN DEERE]



                                                                     LOGO
                                                               Printed on
                                                               Recycled Paper

                       1991 JOHN DEERE STOCK OPTION PLAN

     1. Purpose - The purpose of the Plan (Plan) is to increase personal participation in the continued growth and financial success of Deere & Company (Company) and its subsidiaries (the Company and its subsidiaries being sometimes collectively called Deere corporations) by certain key employees holding higher executive, administrative or professional positions.

     2. Administration - The Plan shall be administered by and under the direction of the Board Committee on Compensation (Committee), whose interpretations of its terms and provisions shall be final and conclusive. The Committee shall consist of two or more "outside directors" of the Company, within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (Code) and each of whom are "disinterested persons" within the meaning of Rule 16b-3(c)(2)(i) under the Securities Exchange Act of 1934.

     3. Grant of options and stock appreciation rights - The Committee may from time to time on or prior to December 31, 2000 grant to key employees (including employees who are directors or officers of the Company or both) options to purchase common stock of the Company (sometimes called options) exercisable at an option price fixed by the Committee but not less than the fair market value of the shares on the date of grant.

     The options and stock appreciation rights granted hereunder may be either one or both of two series of options:

     i. "A" Options - "A" options are intended to be incentive stock options under Section 422 of the Code.

     ii. "B" Options - All other options shall be deemed to be "B" options and are intended to be non-statutory options not subject to
               Section 422 of the Code.

     The Committee may also grant stock appreciation rights in connection with any option under this Plan but not separately, either concurrently with the grant of options or subsequently, subject to such terms, conditions, limitations and restrictions as may be attached to a particular stock appreciation right upon grant, exercisable in lieu of exercise of all or part of the related option, without payment to the Company, to receive (i) a number of shares equal in value (determined at the date of exercise) to the amount by which the fair market value at the date of exercise of the option shares for which the stock appreciation right is exercised exceeds the option exercise price of such shares, or (ii) cash in the amount of such value or (iii) a combination of both. The fair market value of a fractional interest in a share shall be satisfied by payment of cash.

     All references to stock options under the Plan shall be construed to include such stock appreciation rights, if any, as may be granted in connection with a particular option.

     4.   Number of shares   -  The aggregate number of shares for which options
and stock appreciation rights may be granted under the Plan shall not exceed 30,000,000, subject to adjustment as provided in Section 8. No individual shall be granted more than 900,000 options in the aggregate under the Plan during any calendar year. To the extent of an exercise of a stock appreciation right, the related option shall be deemed, for purposes of the Plan, to have been exercised for the entire number of option shares as to which the stock appreciation right is exercised. Shares for which options and stock appreciation rights are no longer exercisable as a result of expiration, termination or cancellation shall be available for subsequent grants.

     Shares delivered upon exercise of options or stock appreciation rights may be either authorized but unissued shares, or treasury shares, or both, and all shares issued under the Plan shall be fully paid and non-assessable.

     5.   Duration and exercise   -  The term of each option and stock
appreciation right shall be determined by the Committee, but shall not extend later than ten years after the date of grant of the option, and in the case of a stock appreciation right, in no event later than the date of expiration of the related option.

     An option or stock appreciation right granted under this Plan shall not be exercisable until one year from date of grant. Subject to any conditions, limitations or restrictions included therein at time of grant, an option or stock appreciation right shall thereafter be exercisable for the full amount or any part thereof from time to time during its term. An option or stock appreciation right may be exercised by delivering written notice to the Company to the attention of the Committee at the principal executive office of the Company, or at such other office as the Company may designate, accompanied by payment in cash or in shares of the Company at their fair market value on the date of exercise or both in full for any shares purchased by exercise of the options.

     Whenever an amount is required to be withheld by the Company under applicable income tax laws or under the Federal Insurance Contributions Act in connection with the exercise of an option, the optionee may satisfy this obligation in whole or in part by electing (Election) to have the Company withhold shares, provided that the amount withheld may not exceed the maximum total of federal, state and local rates applicable to individuals. The value of each withheld share shall be the fair market value on the date that the amount of tax to be withheld shall be determined (Tax Date). Each Election is irrevocable and must be made prior to, or on, the Tax Date. The Committee may disapprove of any election or may suspend or terminate the right to make Elections.

     If the optionee is, or at any time within a period of less than the preceding six months was, a director or an officer of the Company than (1) no Election shall be effective for a Tax Date which occurs within six months of the grant of the option, and (2) the Election must be made either six months prior to the Tax Date or must be made during a period beginning on the third business day and ending on the twelfth business day following the date of the first release for publication of each quarterly or annual summary statement of sales and earnings of the Company.

     6. Non-transferability - Except as permitted pursuant to Section 16 of the Securities Exchange Act of 1934, no option or stock appreciation right shall be transferable by the holder otherwise than by will or the laws of descent and distribution, and each option or stock appreciation right shall be exercisable during the holder's lifetime only by him or her. Except as permitted by the preceding sentence, no option or stock appreciation right shall be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) or be subject to execution, attachment, or similar process. Upon any attempt to so transfer, assign, pledge, hypothecate or otherwise dispose of, or subject to execution, attachment or similar process, any option, stock appreciation right, or any right thereunder, contrary to the provisions hereof, the option or stock appreciation right shall immediately become null and void.

     7. Termination of employment - If the employment of the holder of an option or stock appreciation right by the Deere corporations should be terminated for any reason other than for death, or for disability or retirement pursuant to applicable disability or retirement plans of the Deere corporations, such holder's options, stock appreciation rights or both shall expire, and all rights to acquire shares or cash or both pursuant thereto shall terminate immediately.

     In the event of termination of employment because of death, the option or stock appreciation right may be exercised by the heirs, legatees or legal representatives of the holder, as the case may be, within twelve months after such death. Such exercise shall be upon the same terms at the time of exercise as would have been available to the original holder, had he or she remained in the continuous employ of the Company, except that such heirs, legatees or legal representatives may exercise any option or stock appreciation right held at the date of such holder's death without regard to the one-year holding period set forth in Section 5 above.

     In the event of termination of employment of the holder of an option because of disability or full retirement pursuant to applicable disability or retirement plans of the Deere corporations, an option or stock appreciation right may be exercised by such holder, within five years after such termination, to the same extent and upon the same terms (including among other things, the holding period requirement set forth in Section 5 above) at the time of exercise as would have been available had such holder remained in the continuous employ of the Company. In the event of the death of a holder of an option who has retired prior to the expiration of the five-year period specified in the preceding sentence, an option or stock appreciation right held at death by such holder may be exercised by the holder's heirs, legatees or legal representatives, as the case may be, (without regard to the holding period requirement set forth in Section 5 above) within one year after death or within five years following retirement, whichever is later, but only if and to the extent the option would have been exercisable by the retired holder of the option at the date of death.

     Nothing contained in the Plan, or in any option or stock appreciation right granted pursuant to the Plan, shall confer upon any employee any right to continuance of employment, nor interfere in any way with the right of the employing Deere corporation to terminate the employment of such employee at any time.

     8. Adjustment of Shares - In case of a dividend in, or a split-up or combination of, common stock of the Company, the number of shares issuable pursuant to the Plan and the number of shares covered by outstanding options and stock appreciation rights granted under the Plan shall be adjusted proportionately without change in the aggregate exercise price or the aggregate cash receivable. In case of a merger or consolidation of the Company with another corporation, a reorganization of the Company, a reclassification of the common stock of the Company, a spin-off of a significant asset, or other changes in the capitalization of the Company, appropriate provision shall be made for the protection and continuation of any outstanding options or stock appreciation rights by either (i) the substitution, on any equitable basis, of appropriate stock or other securities to which holders of common stock of the Company will be entitled pursuant to such transaction or succession of such transactions, or
(ii) by appropriate adjustment in the number of shares issuable pursuant to the Plan and the number of shares and purchase price thereof covered by outstanding options or stock appreciation rights, as deemed appropriate by the Committee.

     9. Listing and registration of shares - Each option and stock appreciation right shall be subject to the requirement that, if at any time that the Committee determines, in its discretion, that the listing, registration or qualification of the shares subject thereto upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, the option or stock appreciation right may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

     10. Definitions - For purposes of the Plan, the following definitions shall apply.

          Fair market value is the mean between the reported high and low prices of sales of the common stock of the Company as reported by the Consolidated Tape Association or a successor thereto on the relevant date, or, if there were no such reported sales, on the last preceding day on which there were sales.

          Subsidiary has the same meaning as expressed in Section 424(f) of the Code.

          An employee is a person who is in the employment of a Deere corporation and on a salary payroll.

     11. Amendment of Plan - The Committee or the Board of Directors may amend or discontinue the Plan at any time; provided, however, that no such amendment that must be approved by the stockholders of the Company in order to continue the qualification of the Plan under Rule 16b-3 of the Securities Exchange Act of 1934, as amended and Section 162(m) of the Code, or to comply with other applicable law or the rules and regulations of any stock exchange or quotation system on which the common stock is traded shall be effective unless and until such stockholder approval is obtained in compliance with such applicable law, rule or regulations. No such amendment or discontinuance shall impair any outstanding option or stock appreciation right without the consent of the holder of such option or right.

     12. Effective date - The Plan shall be effective when it has been approved by the affirmative vote of the holders of a majority of the shares of common stock of the Company present, or represented, and entitled to vote at a meeting of stockholders.

                       JOHN DEERE RESTRICTED STOCK PLAN


SECTION 1.  ESTABLISHMENT AND PURPOSE

1.1 Establishment. Deere & Company, a Delaware corporation ("Deere"), hereby establishes a long-term incentive plan for key employees of Deere and its subsidiaries (the "Company") as described herein, which shall be known as the John Deere Restricted Stock Plan (the "Plan").

1.2 Purpose. The purposes of the Plan are to retain the key employees of the Company and to direct the attention of such key employees to the long-term performance of the Company by relating a portion of remuneration to the Company's long-term success. The Plan is also designed to reward and motivate such key employees and to encourage identification with the interests of shareholders.

SECTION 2.  DEFINITIONS

2.1 Definitions. Whenever used hereinafter, the following terms shall have the meanings set forth below:

     (a)  "Award" means Restricted Award.

     (b)  "Board" means the Board of Directors of Deere.

     (c) "Committee" means the Board Committee on Compensation comprised of at least two members of the Board empowered to take action as stated in the Plan. All members of the Committee shall be ineligible for participation in the Plan and shall have been ineligible for at least one year prior to such member's appointment to the Committee.

     (d) "Employee" means a regular, salaried employee (including officers and directors who are also employees) of the Company or its Subsidiaries, or any branch or division thereof.

     (e) "Participant" means an Employee designated by the Committee to participate in the Plan.

     (f) "Restricted Award" means the Stock granted under the Plan subject to restriction criteria established by the Committee.

     (g) "Restriction Period" means a period specified by the Committee over which the Restricted Award is to be earned.

     (h) "Restrictions" means the restriction criteria established by the Committee upon granting a Restricted Award.

     (i) "Shares" or "Stock" means the common stock, $1 par value per share, of Deere.

     (j) "Subsidiary" means any corporation, a majority of the total combined voting power of all classes of stock of which is directly or indirectly owned by the Company.

     (k) "Year" means the 12-month period beginning each November 1 and ending October 31 of the following year.

     2.2 Gender. Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender; and the definition of any term herein in the singular shall also include the plural.

SECTION 3.  ELIGIBILITY AND GRANT FREQUENCY

     3.1 Eligibility. Restricted Awards, subject to Restrictions hereafter specified, may be granted to key employees of the Company, as determined by the Committee. The designation of Participants shall occur before the start of each Restriction Period and be communicated to Participants as soon as practicable.

     3.2 Grant Frequency. Normally, a new Restriction Period shall begin each Year. The Committee has the discretion to alter the frequency of grants of Awards to either shorten or lengthen the time between such grants.

SECTION 4.  AWARD GRANTS

     4.1 Restricted Award Grants. The Committee shall determine the number of Shares covered by each Award, and the time or times when the Awards will be granted, the Restrictions applicable to each grant, and the duration of such Restrictions.

     4.2 Communication of Award. Written notice of a Participant's Award shall be given to the Participant as soon as practicable after the grant of the Award by the Committee.

     4.3 Partial Awards. Employees who become eligible to participate in the Plan during a Restriction Period normally shall not be granted Awards until the beginning of the next Restriction Period. However, the Committee, in its discretion and in such manner as it may determine, may grant such newly-eligible employees Awards related to prior Restriction Periods.

SECTION 5.  SHARES SUBJECT TO PLAN

     5.1 Shares Subject to Plan. An aggregate of 2,250,000 Shares shall be subject to the Plan either from authorized but heretofore unissued Shares or from Shares reacquired by Deere, including Shares purchased in the open market.

     5.2 Stock Splits/Stock Dividends. In the event of any change in the outstanding Shares of Deere by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of Shares, or the like, the aggregate number of and class of securities issuable pursuant to Subsection
5.1 and pursuant to any Restricted Award grant hereunder may be appropriately adjusted by the Committee, whose determination shall be conclusive.

     5.3 Reacquired Shares. If Shares issued pursuant hereto shall not be acquired by Participants because of failure to satisfy the conditions for the lapse of the Restrictions imposed on such Shares pursuant to the Plan, such Shares again shall become available for issuance under the Plan.

SECTION 6.  RESTRICTED AWARDS

     6.1 Restriction Period. At the time of the grant of a Restricted Award, the Committee shall determine the period during which the Shares awarded shall be subject to the risks of forfeiture and other terms and conditions. The Committee may at any time accelerate the date of lapse of Restrictions with respect to all or any part of the Shares awarded to a Participant.

     6.2 Custody and Transferability. The Shares subject to an award granted pursuant to Section 4 shall be held by the Company while subject to Restrictions and no rights therein may be transferred, gifted, or otherwise alienated or hypothecated while subject to Restrictions. As Restrictions lapse on Shares, they will be delivered to the Participant.

     6.3 Other Restrictions. Deere may impose such other restrictions on any Shares granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions intended to achieve compliance with the Securities Act of 1933, as amended, with the requirements of any stock exchange upon which such Shares or Shares of the same class are then listed, and with any blue sky or securities laws applicable to such Shares. Shares delivered to Participants as Restrictions lapse may bear such legends, if any, as the Committee shall specify.

     6.4 Voting Rights. Participants issued Restricted Awards granted hereunder shall have full voting rights on the Shares covered by such Award.

     6.5 Dividend Rights. Participants issued Restricted Awards granted hereunder shall have full dividend rights, with such dividends being paid to Participants. If all or part of a dividend is paid in Shares, the Shares shall be held by Deere subject to the same Restrictions as the Restricted Award that is the basis for the dividend.

SECTION 7.  TERMINATION OF EMPLOYMENT

     7.1 Termination of Employment Due to Death, Disability, or Normal Retirement. In the event a Participant's employment is terminated by reason of death, total and permanent disability, or normal retirement as defined in the John Deere Pension Plan for Salaried Employees, any Restrictions established under Section 6 shall lapse. The Shares thereby released shall thereafter be delivered to the Participant or the decedent's beneficiary as set forth in Subsection 6.2.

     7.2 Termination of Employment Due to Early Retirement. In the event a Participant's employment is terminated by reason of early retirement as defined in the John Deere Pension Plan for Salaried Employees, the Committee shall have the discretion to waive all or a portion of the Restrictions established under
Section 6. The Shares thereby released, if any, shall thereafter be delivered to the Participant as set forth in Subsection 6.2.

     7.3 Termination of Employment for Reason Other than Death, Disability, or Retirement. In the event of a termination of employment with the Company of a Participant prior to the end of the Restriction Period for any reason other than normal retirement, as defined in the John Deere Pension Plan for Salaried Employees, death, total and permanent disability, or early retirement with a waiver from the Committee under Subsection 7.2, above, each Award granted to such Participant upon which Restrictions have not lapsed shall automatically be forfeited and rescinded.

SECTION 8.  RIGHTS OF EMPLOYEES, PARTICIPANTS

     8.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Employee's or Participant's employment at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company.

     8.2 Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy. In the event of a Participant's death, distribution of Shares or payments of any amounts due under the Plan shall be made to the Participant's designated beneficiary, or in the absence of such designation, to the Participant's estate.

SECTION 9.  ADMINISTRATION

     9.1 Administration. The Committee shall be responsible for the administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. The Committee shall determine, within the limits of the express provisions of the Plan, the Employees to whom, and the time or times at which, participation shall be extended, and the amount of the Participants' Awards. In making grants of Awards under the Plan, the Committee may take into account the nature of the services rendered by such Employees or any class of Employees, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. The Committee shall also be responsible for the establishment of any performance criteria pursuant to which Awards are to be granted, and determining the frequency of Awards and duration of Restrictions.

     9.2 Finality of Determination. The determinations of the Committee, interpretations or other actions made or taken pursuant to the provisions of the Plan, shall be final and shall be binding and conclusive for all purposes and upon all persons.

     9.3 Expenses. The expenses of administering the Plan will be borne by Deere.

SECTION 10.  EFFECT ON OTHER PLANS

     10.1 Effect on Other Plans. Participation in the Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company and any Awards made pursuant to the Plan shall not be included in the Participant's remuneration for the purpose of determining the benefits provided under any other plan of the Company unless specifically provided in such other plan.

SECTION 11.  AMENDMENT AND TERMINATION

     11.1 Amendment and Termination. The Plan may be amended or terminated at any time by the Committee, provided that the approval of the stockholders of Deere must first be obtained in order to (a) increase the maximum number of Shares that may be issued pursuant to the Plan (except pursuant to Sections 5 and 6 hereof), (b) materially increase the benefits accruing to Participants under the Plan, or (c) modify the requirements as to eligibility for participation in the Plan. No amendment or termination of the Plan, without the consent of the Participant, shall materially and adversely affect a Participant's rights under an Award granted pursuant thereto.

SECTION 12.  CHANGE OF CONTROL

     The following acceleration and valuation provisions shall apply in the event of a "Change of Control" or "Potential Change of Control," as defined in this Section 12.

(a)  In the event that

     (i) a "Change of Control" as defined in paragraph (b) of this Section 12 occurs or

     (ii) a "Potential Change of Control" as defined in paragraph (c) of this
          Section 12 occurs and the Committee or the Board determines that the provisions of this paragraph (a) should be invoked.

     then, unless otherwise determined by the Committee or the Board in writing at or after an Award, but prior to the occurrence of such Change of Control, the Restrictions and deferral limitations applicable to any Restricted Award shall lapse and Shares subject to each outstanding Award shall be deemed fully vested; and the value of all such Awards shall, to the extent determined by the Committee at or after grant, be cashed out on the basis of the "Change of Control Price" (as defined in paragraph (d) of this Section 12).

(b) For purposes of paragraph (a) of this Section 12, a "Change of Control" means a change in control of a nature that would be required to be reported in response to Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as now or hereafter amended (the "Exchange Act"), whether or not Deere is then subject to such reporting requirement; provided, that, without limitation, such a Change in Control shall be deemed to have occurred if:

     (i)    any "person" (as defined in Sections 13(d) and 14(d) of the Exchange
            Act) other than a Participant or group of Participants is or becomes the "beneficial owner" (as defined in Rule 13(d-3) under the Exchange Act), directly or indirectly, of securities of Deere representing thirty percent (30%) or more of the combined voting power of Deere's then outstanding securities;

     (ii) during any period of two (2) consecutive years (not including any period prior to February 22, 1989) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by Deere's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved;

     (iii) the shareholders of Deere approve a merger or consolidation of Deere with any other company, other than a merger or consolidation which would result in the voting securities of Deere outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting securities of Deere or such surviving entity outstanding immediately after such merger of consolidation; or

     (iv) the shareholders of Deere approve a plan of complete liquidation of Deere or an agreement for the sale or disposition by Deere of all or substantially all of Deere's assets.

(c) For purposes of paragraph (a) of this Section 12, a "Potential Change of Control" means the happening of any of the following:

     (i) the entering into an agreement by Deere (other than with a Participant or group of Participants), the consummation of which would result in a Change of Control of Deere as defined in paragraph
            (b) of this Section 12; or

     (ii) the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than a Participant or group of Participants, Deere or a Subsidiary, or any Deere employee benefit plan including its trustee) of securities of Deere representing five percent (5%) or more of the combined voting power of Deere's outstanding securities and the adoption by the Board of Directors of a resolution to the effect that a Potential Change of Control of Deere has occurred for purposes of the Plan.

(d) For purposes of this Section 12, "Change of Control Price" means the highest price per Share paid in any transaction reported on the New York Stock Exchange Composite Tape, or paid or offered in any transaction related to a potential or actual change of control of Deere at:

     (i)    the date the Change of Control occurs,

     (ii) the date the Potential Change of Control is determined to have occurred, or

     (iii) such other date as the Committee may determine at or after grant but before the Change of Control occurs of the Potential Change of Control is determined to have occurred,

     or at any time selected by the Committee during the sixty (60) day period preceding such date.

SECTION 13.  REQUIREMENTS OF LAW

     13.1 Requirements of Law. The delivery of Shares pursuant to the Plan shall be subject to all applicable laws, rules, and regulations, and shall not be made until all required approvals of the proper government agencies have been obtained.

     13.2 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Illinois.

SECTION 14.  WITHHOLDING TAXES

     14.1 Withholding Taxes. Deere shall have the right to collect cash from Participants under the Plan in an amount necessary to satisfy any Federal, state or local withholding tax requirements. Any Participant may elect, subject to approval by the Committee, to satisfy withholding, in whole or in part, by having Deere withhold shares of common stock having value equal to the amount required to be withheld.

SECTION 15.  EFFECTIVE DATE OF THE PLAN

     15.1 Effective Date. The Plan shall become effective upon approval by the shareholders of Deere.

     15.2 Duration of the Plan. The Plan shall remain in effect until all Shares awarded under the Plan are free of all Restrictions imposed by the Plan, but no Award shall be made for Restriction Periods ending after October 31, 2009.

[LOGO OF DEERE & COMPANY]

DEERE & COMPANY

PROXY -- ANNUAL MEETING / 28 FEBRUARY 1996
--------------------------------------------------------------------------------

Solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Deere & Company on February 28, 1996.

The undersigned appoints each of Hans W. Becherer, David H. Stowe, Jr., and Frank S. Cottrell attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of Deere & Company that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof. The shares represented by this proxy will be voted as specified and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Directors.

Please mark, date and sign your name exactly as it appears on this proxy and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. For joint accounts each joint owner should sign.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

                      PLEASE MARK YOUR CHOICE LIKE THIS IN BLUE OR BLACK INK [X]


________________________________________________________________________________
    The Directors Recommend a Vote FOR all Nominees and FOR Items 2 and 3.
________________________________________________________________________________
 1. Election as Directors of Mr. John R. Block, Prof. Regina E. Herzlinger and Dr. Arnold R. Weber.

VOTE FOR ALL    WITHHOLD VOTE FOR      VOTE FOR ALL, EXCEPT WITHHOLD VOTE
  NOMINEES        ALL NOMINEES           FROM THE FOLLOWING NOMINEE(S):

    [_]                [_]

                                        ____________________________________

2. Amendment of the 1991                3. Amendment of the John Deere
   John Deere Stock Option                 Restricted Stock Plan.
   Plan.

     FOR   AGAINST   ABSTAIN                   FOR   AGAINST   ABSTAIN
     [_]     [_]       [_]                     [_]     [_]       [_]
________________________________________________________________________________

                                                   Date_________________________


                                                   _____________________________
                                                             Signature

                                                   _____________________________
                                                             Signature


________________________________________________________________________________